Exhibit (h.18)

SUBADMINISTRATION AGREEMENT

This Subadministration Agreement is made this ____ day of ___________, 2009, by and among Frontegra Funds, Inc., a Maryland corporation (the “Corporation”), Frontegra Asset Management, Inc., an Illinois corporation (the “Subadministrator”) and IronBridge Capital Management, L.P., a Delaware limited partnership (“IronBridge”).  IronBridge is party to this Agreement with respect to Sections 3 and 10 hereof only.

WITNESSETH:

WHEREAS, the Corporation is engaged in business as an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Subadministrator desires to provide certain compliance and administrative services to the series of the Corporation listed on Exhibit A, as amended from time to time (each a “Fund” and collectively the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Corporation desires to retain the Subadministrator to render certain compliance and administrative services to the Funds; and

WHEREAS, IronBridge acts as the investment adviser to the Funds listed in Exhibit A and agrees to assume certain expenses attributable to the start-up and ongoing operation of the Funds.

NOW, THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.

APPOINTMENT OF SUBADMINISTRATOR.  The Corporation hereby appoints the Subadministrator to administer the affairs of the Funds subject to the supervision and oversight of the Board of Directors and the officers of the Corporation, for the period and on the terms hereinafter set forth.  The Subadministrator hereby accepts such appointment and agrees during such period to render the services or provide for the provision of such services and to assume the obligations herein set forth for the compensation herein provided.

2.

OBLIGATIONS OF SUBADMINISTRATOR.  The Subadministrator shall provide the following services, subject to the supervision and oversight of the Board of Directors and the officers of the Corporation:

(a)

Make available a qualified individual to serve as Chief Compliance Officer of the Funds to provide compliance functions in accordance with the Act;

(b)

Make available qualified individuals to serve as officers of the Funds to perform such responsibilities required by officers of the Funds, including but not limited to certifying the Funds’ financial statements, signing the Funds’ registration statement on Form N-1A and executing other agreements or documents relating to the Funds;

(c)

Prepare and administer contracts on behalf of the Funds;

(d)

Provide administrative support services for meetings of the Board of Directors of the Corporation, including but not limited to preparing the Board materials, compiling necessary materials related to annual contract renewals and approval of Fund-related plans, policies and procedures and performing such other related functions as agreed upon by the parties from time to time;

(e)

Assist with the preparation and filing of SEC reports and post-effective amendments, proxy statements and the annual audit of the Funds;

(f)

Furnish such reports for the Corporation and each of the Funds that are required by law or regulation, requested by the Board of Directors or a service provider to the Funds or otherwise necessary in connection with the operation of the Funds;

(g)

Oversee the market timing policy adopted by the Funds, including the monitoring of short-term or excessive trading into or out of the Funds and administering the Fund’s short-term redemption fee;

(h)

Administer shareholder information agreements with financial intermediaries, such as fund supermarkets or broker-dealers, pursuant to Rule 22c-2 of the Act; and

(i)

Perform such other compliance and/or administrative support services that are necessary in connection with the ongoing operation of the Funds.

In compliance with the requirements of Rule 31a-3 under the Act, the Subadministrator hereby agrees that any records it maintains for the Funds are the property of the Funds and further agrees to surrender promptly to the Funds any of such records upon the Funds’ request.  The Subadministrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the Act for the periods prescribed by Rule 31a-2 under the Act.

3.

EXPENSES.  The Subadministrator assumes and shall pay for maintaining its staff and personnel, and shall at its own expense provide the equipment, office space and facilities necessary to perform its obligations under this Agreement, except to the extent expenses relating to the Chief Compliance Officer may be assumed by the Funds as approved from time to time by the Board of Directors.  IronBridge assumes and shall pay for actual, out-of-pocket expenses (without allocation of overhead and similar items) attributable to the start-up and ongoing operation of the Funds, which are listed in Exhibit A and for which IronBridge acts as investment adviser, as listed in Exhibit B and other expenses that may be incurred by the Subadministrator outside of the services to be provided pursuant to Section 2, above.  All expenses which do not exclusively relate to the series of the Corporation listed on Exhibit A shall be equitably allocated among each series of the Corporation, or to any other entities or businesses, as applicable, to which such expenses relate.  The Subadministrator shall invoice IronBridge on a monthly basis for all reimbursable expenses paid or incurred by the Subadministrator during the immediately preceding month, and IronBridge shall promptly reimburse the Subadministrator for any such expenses paid by the Subadministrator.  The Subadministrator shall provide written notice to IronBridge prior to incurring any expenses or related series of expenses in excess of $10,000, and shall follow such directions as IronBridge may provide from time to time regarding any such expenses or the related services, to the extent such directions would not require the Subadministrator to take any action, or omit to take any action, in violation of applicable law or regulation.

4.

COMPENSATION.  As compensation for the services rendered and the expenses assumed by the Subadministrator, each Fund shall pay to the Subadministrator at the end of each calendar month a fee at the annual rate of each Fund’s average daily net assets as listed on Exhibit A, as determined and computed in accordance with the description of the method of determination of net asset value contained in the Corporation’s current registration statement on Form N-1A.

5.

ACTIVITIES OF SUBADMINISTRATOR.  The services of the Subadministrator to the Funds hereunder are not to be deemed exclusive and the Subadministrator shall be free to render similar services to others.  Subject to, and in accordance with the Articles of Incorporation and By-Laws of the Funds and Section 10(a) of the Act, it is understood that directors, officers, agents and beneficial holders of the Funds are or may be “interested persons” (as defined in the Act) of the Subadministrator or its affiliates, and that directors, officers, agents or shareholders of the Subadministrator or its affiliates are or may be “interested persons” of the Funds as beneficial holders or otherwise.

6.

LIABILITIES OF SUBADMINISTRATOR.  In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Subadministrator, neither the Subadministrator nor any of its officers, directors, agents or employees shall be liable to the Corporation or shareholders of the Funds for any error of judgment, mistake of law or any loss that may be sustained in the purchase, holding or sale of any security, or for any other act or omission in the course of, or in connection with, rendering services hereunder.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Corporation or any shareholder of the Funds may have under any federal securities or state law.

7.

RENEWAL.  The term of this Agreement shall be executed and become effective on the date first written above and shall continue in effect for a period of two years and is renewable thereafter for successive one year periods if such continuance is approved at least annually by (i) the Funds’ Board of Directors and (ii) a majority of the Directors who are not parties to the Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

8.

TERMINATION.  This Agreement (i) may be terminated at any time without the payment of any penalty either by vote of the Board of Directors of the Funds on 60 days’ written notice to the Subadministrator and (ii) may be terminated at any time by the Subadministrator on 60 days’ written notice to the Funds.

9.

AMENDMENTS.  This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Funds and (ii) a majority of those directors of the Funds who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

10.

NOTICES.  Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to the Subadministrator:

Frontegra Asset Management, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, IL  60062

If to the Funds:

Frontegra Funds, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, IL  60062

If to IronBridge :

IronBridge Capital Management, LP
One Parkview Plaza, Suite 600
Oakbrook Terrace, Illinois  60181

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10.

11.

SEVERABILITY.  If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

12.

HEADINGS.  Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction and interpretation of this Agreement or any provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

FRONTEGRA FUNDS, INC.

________________________________

By: William D. Forsyth III, President

FRONTEGRA ASSET MANAGEMENT, INC.

__________________________________

By: William D. Forsyth III, President

IRONBRIDGE CAPITAL MANAGEMENT, L.P.
(solely with respect to Sections 3 and 10 hereof)

By:  IronBridge GP, Inc., its general partner

_________________________________

By: Christopher Faber, President

Exhibit A

Series of Frontegra Funds, Inc. and Subadministration Fees

	Subadministration Fees (as a percentage of average daily net assets)			Date Added
Name of Fund	on the first $200 million	on the next $200 million	in excess of $400 million
Frontegra IronBridge Global Focus Fund	0.05%	0.04%	0.03%	September 18, 2009

Exhibit B

Expenses To Be Assumed by IronBridge

•

Fees and expenses relating to the formation and initial registration of the Funds;

•

Initial blue sky registration fees and expenses for the Funds;

•

Fulfillment services for the Funds, including but not limited to costs for printing and mailing of Fund prospectuses;

•

Creation and update of Fund specific website pages;

•

Fees and expenses relating to the Funds’ compliance with FINRA rules, including but not limited to filing fees and expenses for Fund advertising and sales literature review;

•

Fees and expenses related to special billings by the Funds’ independent auditors as determined by the audit committee of the Funds’ Board of Directors to be the responsibility of IronBridge and not otherwise paid by the Funds;

•

Legal fees and expenses for matters incurred primarily for the benefit of IronBridge such as change of control issues relating to IronBridge;

•

Shareholder servicing fees/networking fees attributable to the Funds, including but not limited to fees charged by fund platforms and supermarkets relating to the Funds;

•

Mailing and courier fees relating to the Funds; and

•

Other fees and expenses relating to the Funds that may be incurred by the Subadministrator and are not related to the services to be provided by the Subadministrator hereunder.